Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” and “Additional Information” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information in Post-Effective Amendment Number 13 to the Registration Statement (Form N-1A, No. 811-23237) of Transamerica ETF Trust and to the incorporation by reference of our report, dated February 26, 2021, on the financial statements of DeltaShares ® S&P 400 Managed Risk ETF, DeltaShares ® S&P 500 Managed Risk ETF, DeltaShares ® S&P 600 Managed Risk ETF, DeltaShares ® S&P EM 100 & Managed Risk ETF and DeltaShares ® S&P International Managed Risk ETF, included in the Annual Report for the fiscal year ended December 31, 2020.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts

April 30, 2021